Exhibit 99.1

Press Release

Financial and Investor Contact:

John R. Potapchuk

631-501-7035

john.potapchuk@gentiva.com

Media Contact:

David Fluhrer

631-501-7102, 516-589-0778

david.fluhrer@gentiva.com

FOR IMMEDIATE RELEASE

Gentiva® Health Services Announces Fourth Quarter and Fiscal 2007 Results,

and Raises 2008 Outlook

Melville, NY, February 14, 2008 — Gentiva Health Services, Inc. (NASDAQ: GTIV), the nation’s leading provider of comprehensive home health and related services, today reported the following financial results for the fourth quarter ended December 30, 2007:

•	Net revenues increased 7% to $313.4 million versus the fourth quarter ended December 31, 2006.

•

Net income rose 60% to $8.8 million, or $0.31 per diluted share, versus $5.5 million, or $0.20 per diluted share, for the prior year period. Average diluted shares were 28.8 million versus 28.2 million in the 2006 fourth quarter.

•	Earnings before interest, taxes, depreciation and amortization (EBITDA) increased 33% to $25.3 million.

•

EBITDA and net income per diluted share, excluding Healthfield-related restructuring and integration costs in both periods, were $25.6 million and $0.31 for the fourth quarter of 2007 as compared to $22.3 million and $0.27 for the 2006 fourth quarter.

•	EBITDA as a percentage of net revenues, excluding Healthfield-related restructuring and integration costs, was 8.2% in the 2007 fourth quarter versus 7.6% in the prior year period.

3 Huntington Quadrangle, Suite 200S, Melville, NY 11747-4627

“Gentiva’s performance in the fourth quarter completes another solid year of progress for the Company,” said Gentiva Chairman and CEO Ron Malone. “Our results for the quarter and the year were driven by the ongoing expansion of Home Health, the launching of new specialty programs and their contribution to double-digit Medicare revenue growth, and the positive results reported by CareCentrix.”

Malone noted these performance highlights for the 2007 fourth quarter:

•

In the Home Health segment, Medicare revenues were up 12% versus the prior year period, driven by solid performances in both the expanding specialty programs and in traditional home health services. Overall segment revenues increased 5%, with the Medicare revenue gain offset somewhat by a decline in non-Medicare business as Gentiva pursued its ongoing strategy of exiting or renegotiating relationships that do not meet certain profitability standards. Operating contribution for the segment rose 18%. Operating contribution margin was 14.5% versus 12.9% reported in the fourth quarter of 2006.

•

CareCentrix revenues and operating contribution each rose about 12% versus the prior year period. Operating contribution margin was 9.4%, nearly even with that of the fourth quarter of 2006. CareCentrix continued to benefit from its servicing of increased managed care membership enrollments among its customers, as well as implementation of an exclusive contract in Georgia.

•

Gentiva made voluntary loan repayments of $6 million in the fourth quarter that reduced long-term debt to $310 million at December 30, 2007. Together with the strong operating earnings, this has resulted in a lower leverage ratio and has triggered a 25 basis point decrease in the Company’s term loan interest rate, effective today.

Malone added that fourth quarter revenues in the Other Related Services segment were about even with the prior year period, while operating contribution declined as Gentiva continued to focus on the segment’s future growth prospects.

Gentiva reported the following results for the fiscal years ended December 30, 2007 and December 31, 2006, including the results of The Healthfield Group, Inc. since its acquisition on February 28, 2006:

•	Net revenues increased 11% to $1.23 billion in fiscal 2007 versus the prior year period.

•	Net income rose 58% to $32.8 million, or $1.15 per diluted share, in fiscal 2007 versus $20.8 million, or $0.76 per diluted share, for the prior year period.

•

EBITDA for 2007 increased 44% to $99.7 million versus $69.3 million in 2006. EBITDA for each period included net charges for special items and restructuring and integration costs of $2.4 million and $5.8 million, respectively.

•	EBITDA and net income per diluted share for 2007, excluding special items and restructuring and integration costs, were $102.1 million and $1.20 versus $75.1 million and $0.89 for 2006.

•	Operating cash flow increased 22% to $62.7 million for fiscal 2007 as compared to $51.4 million for the prior year.

2008 Outlook

Gentiva also announced that it has raised its 2008 financial outlook, which was previewed in the Company’s third quarter earnings news release last November. The new outlook reflects the following key metrics:

•	Net revenues in a range between $1.28 billion and $1.32 billion (as compared to the preview of $1.25 billion to $1.29 billion).

•	EBITDA in a range between $112 million and $117 million.

•	Diluted earnings per share in a range between $1.32 and $1.40 (as compared to the preview of $1.25 to $1.35).

The 2008 outlook incorporates the following assumptions:

•

No changes during calendar 2008 to either Medicare home health Prospective Payment System refinements or the Medicare home health market basket increase of 3%, both of which became effective on January 1, 2008.

•	Inclusion of partial-year results of Home Health Care Affiliates, Inc., a recently-announced acquisition in Mississippi, which is expected to close later in the first quarter.

•	Exclusion of special items, restructuring or non-recurring charges and other future acquisitions.

“We believe 2008 will be a year of growth and the extension of our industry leadership,” Malone said. “We saw examples last week with the announcement of our planned home health acquisition in Mississippi and CareCentrix’ signing of a contract with CIGNA HealthCare, which extends their relationship through January 2011.

Non-GAAP Financial Measures

The information provided in this press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) rules. In accordance with SEC rules, the Company has provided, in the supplemental information and the footnotes to the tables, a reconciliation of those measures to the most directly comparable GAAP measures.

Conference Call and Web Cast Details

The Company will comment further on its fourth quarter and fiscal 2007 results during its conference call and live web cast to be held Thursday, February 14, 2008, at 10:00 a.m. Eastern Time. To participate in the call from the United States, Canada or an international location, dial (973) 935-2408 and reference call #31906724. The web cast is an audio-only, one-way event. Web cast listeners who wish to ask questions must participate in the conference call. Log onto http://investors.gentiva.com/events.cfm to hear the web cast. This press release is accessible at http://investors.gentiva.com/releases.cfm and a transcript of the conference call is expected to be available on the site within 36 hours after the call.

About Gentiva Health Services, Inc.

Gentiva Health Services, Inc. is the nation’s leading provider of comprehensive home health and related services. The Company serves patients across the United States, through its direct service delivery units or through CareCentrix®, which manages home health services for major managed care organizations. Gentiva is a single source for skilled nursing; physical, occupational, speech and neurorehabilitation services; hospice services; social work; nutrition; disease management education; help with daily living activities; respiratory therapy and home medical equipment; infusion therapy services; and other therapies and services. Gentiva’s revenues are generated from federal and state government programs, commercial insurance and individual consumers. For more information, visit Gentiva’s web site, http://www.gentiva.com, and its investor relations section at http://investors.gentiva.com. GTIV-E

(tables and notes follow)

(in 000’s, except per share data)	4th Quarter		Fiscal Year
Statements of Income	2007	2006	2007	2006
Net revenues	$313,396	$293,118	$1,229,297	$1,106,588
Cost of services and goods sold	180,154	169,510	705,592	644,274

Gross profit	133,242	123,608	523,705	462,314
Selling, general and administrative expenses	113,247	108,471	444,042	408,271

Operating income	19,995	15,137	79,663	54,043
Interest expense	(6,636)	(7,303)	(27,285)	(24,685)
Interest income	768	765	3,204	3,284

Income before income taxes	14,127	8,599	55,582	32,642
Income tax expense	5,281	3,087	22,754	11,866

Net income	$8,846	$5,512	$32,828	$20,776

Earnings per Share
Net income:
Basic	$0.32	$0.20	$1.18	$0.78

Diluted	$0.31	$0.20	$1.15	$0.76

Average shares outstanding:
Basic	28,006	27,301	27,798	26,480

Diluted	28,781	28,167	28,599	27,317

Condensed Balance Sheets	Dec 30, 2007	Dec 31, 2006
ASSETS
Cash, cash equivalents and restricted cash (A)	$36,181	$32,910
Short-term investments (B)	31,250	24,325
Accounts receivable, net (C)	207,801	181,549
Deferred tax assets	18,859	30,443
Prepaid expenses and other current assets	14,415	11,933

Total current assets	308,506	281,160

Fixed assets, net	59,562	49,684
Intangible assets, net	211,602	213,280
Goodwill	276,100	274,959
Other assets	26,463	24,799

Total assets	$882,233	$843,882

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of long-term debt	$2,304	$—
Accounts payable	20,093	19,580
Payroll and related taxes	17,163	16,085
Deferred revenue	29,015	20,122
Medicare liabilities	7,985	9,232
Cost of claims incurred but not reported	24,321	19,462
Obligations under insurance programs	36,816	35,910
Other accrued expenses	42,282	45,020

Total current liabilities	179,979	165,411

Long-term debt	307,696	342,000
Deferred tax liabilities, net	48,572	41,065
Other liabilities	22,557	21,081
Shareholders’ equity	323,429	274,325

Total liabilities and shareholders’ equity	$882,233	$843,882

Common shares outstanding	28,046	27,436

(A)	Cash, cash equivalents and restricted cash included restricted cash of $22.0 million at December 30, 2007 and December 31, 2006.
(B)	Short-term investments at December 30, 2007 and December 31, 2006 consisted of AAA-rated auction rate securities.
(C)	Accounts receivable, net, included an allowance for doubtful accounts of $9.4 million and $9.8 million at December 30, 2007 and December 31, 2006, respectively.

(in 000's)	Fiscal Year
Condensed Statements of Cash Flows	2007	2006
OPERATING ACTIVITIES:
Net income	$32,828	$20,776
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,014	15,241
Amortization of debt issuance costs	1,063	1,028
Provision for doubtful accounts	9,939	9,425
Loss on disposal of assets	—	844
Reversal of tax audit reserves	(450)	(800)
Equity-based compensation expense	6,812	4,281
Windfall tax benefits associated with equity-based compensation	(856)	(1,804)
Deferred income taxes	20,923	10,841
Changes in assets and liabilities:
Accounts receivable	(36,423)	(2,424)
Prepaid expenses and other current assets	(3,531)	(2,344)
Current liabilities	12,606	(4,695)
Other, net	(254)	1,078

Net cash provided by operating activities	62,671	51,447

INVESTING ACTIVITIES:
Purchase of fixed assets	(24,064)	(24,407)
Acquisition of businesses	(3,820)	(210,314)
Purchases of short-term investments available-for-sale	(96,850)	(176,495)
Maturities of short-term investments available-for-sale	89,925	201,920

Net cash used in investing activities	(34,809)	(209,296)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	7,882	12,400
Windfall tax benefits associated with equity-based compensation	856	1,804
Proceeds from issuance of debt	—	370,000
Healthfield debt repayments	—	(195,305)
Other debt repayments	(32,000)	(28,000)
Changes in book overdrafts	—	(1,395)
Debt issuance costs	—	(6,930)
Repayment of capital lease obligations	(1,329)	(432)

Net cash (used in) provided by financing activities	(24,591)	152,142

Net change in cash, cash equivalents and restricted cash	3,271	(5,707)
Cash, cash equivalents and restricted cash at beginning of year	32,910	38,617

Cash, cash equivalents and restricted cash at end of year	$36,181	$32,910

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid	$27,469	$17,268
Income taxes paid, net of refunds	$2,329	$2,839

(in 000’s, except per share data)	4th Quarter		Fiscal Year
Supplemental Information	2007	2006	2007	2006
Segment Information
Net revenues (1) (6)
Home Health (2)	$207,494	$197,102	$821,829	$746,893
CareCentrix	76,275	68,128	290,786	267,539
Other Related Services	30,575	30,589	121,797	104,660
Intersegment revenues	(948)	(2,701)	(5,115)	(12,504)

Total net revenues	$313,396	$293,118	$1,229,297	$1,106,588

Operating contribution (1) (5) (6)
Home Health (2)	$30,069	$25,481	$122,053	$94,477
CareCentrix	7,180	6,394	29,070	24,740
Other Related Services	3,593	4,773	13,821	18,612

Total operating contribution	40,842	36,648	164,944	137,829
Corporate expenses (3)	(15,539)	(17,661)	(65,268)	(68,545)
Depreciation and amortization	(5,308)	(3,850)	(20,013)	(15,241)
Interest expense, net	(5,868)	(6,538)	(24,081)	(21,401)

Income before income taxes	$14,127	$8,599	$55,582	$32,642

	4th Quarter		Fiscal Year
	2007	2006	2007	2006
Net Revenues by Major Payer Source:
Medicare (2)
Home Health	$140,111	$125,321	$549,262	$455,270
Other	15,527	15,788	60,285	53,779

Total Medicare	155,638	141,109	609,547	509,049
Medicaid and local government	36,536	41,830	153,078	174,193
Commercial insurance and other	121,222	110,179	466,672	423,346

Total net revenues	$313,396	$293,118	$1,229,297	$1,106,588

A reconciliation of EBITDA to Net income—As Reported amounts follows: (4)

	4th Quarter		Fiscal Year
	2007	2006	2007	2006
EBITDA (5) (6)	$25,303	$18,987	$99,676	$69,284
Depreciation and amortization (7)	(5,308)	(3,850)	(20,013)	(15,241)
Interest expense, net (8)	(5,868)	(6,538)	(24,081)	(21,401)

Income before income taxes	14,127	8,599	55,582	32,642
Income tax expense (9)	(5,281)	(3,087)	(22,754)	(11,866)

Net income—As Reported	$8,846	$5,512	$32,828	$20,776

A reconciliation of Net income per diluted share—As Adjusted and Net income per diluted share—As Reported follows:

	4th Quarter		Fiscal Year
	2007	2006	2007	2006
Net income per diluted share:
As Adjusted	$0.36	$0.31	$1.38	$1.03
Equity-based compensation (5)	(0.05)	(0.04)	(0.18)	(0.14)

Excluding special items and restructuring and integration costs	0.31	0.27	1.20	0.89
Restructuring and integration costs (6A)	—	(0.07)	(0.05)	(0.17)
Medicare cost report settlement (6B)	—	—	—	0.04

As Reported	$0.31	$0.20	$1.15	$0.76

Notes:

1)	The Company’s senior management evaluates performance and allocates resources based on operating contributions of the reportable segments, which exclude corporate expenses, depreciation, amortization, and interest expense (net), but include revenues and all other costs directly attributable to the specific segment.
2)	Fiscal 2006 results included approximately $1.9 million recorded and received from the total settlement of $5.5 million relating to the Company’s appeal filed with the U.S. Provider Reimbursement Review Board (“PRRB”) on the reopening of all of its 1999 cost reports.
3)	Corporate expenses for the fourth quarter and fiscal 2007 included a credit of $0.8 million relating to an adjustment of remaining lease obligations associated with a 2002 restructuring plan and a net charge of $1.1 million relating to miscellaneous adjustments. Corporate expenses for the fourth quarter and fiscal 2006 included a credit of approximately $0.9 million relating to legal settlements.
4)	EBITDA, a non-GAAP financial measure, is defined as income before interest expense (net of interest income), income taxes, depreciation and amortization. Management uses EBITDA to evaluate overall performance and compare current operating results with other companies in the healthcare industry. EBITDA should not be considered in isolation or as a substitute for net income, operating income or cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Because EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and is susceptible to varying calculations, it may not be comparable to similarly titled measures in other companies.
5)	EBITDA included equity-based compensation expense for the fourth quarters of 2007 and 2006 of approximately $1.7 million and $1.3 million, respectively, resulting from the adoption of Statement of Financial Accounting Standards No. 123 (Revised) “Share-Based Payment” (SFAS 123(R)) as of January 2, 2006. Corresponding amounts for fiscal 2007 and 2006 were $6.8 million and $4.3 million, respectively. Such amounts were reflected in corporate expenses.
6)	Components of EBITDA included the following:

A)	Restructuring and integration costs for the fourth quarter and fiscal 2007 were $0.3 million and $2.4 million, respectively, and for the fourth quarter and fiscal 2006 were $3.3 million and $7.7 million, respectively. These costs included the following items: (i) $0.3 million and $2.4 million for the fourth quarters of 2007 and 2006, respectively, and $2.3 million and $6.1 million for fiscal 2007 and 2006, respectively, resulting from restructuring and integration activities relating to the Healthfield acquisition; (ii) $0.1 million for fiscal 2007 and $0.9 million for both the fourth quarter of 2006 and fiscal 2006 in connection with a restructuring plan associated with the Company’s hospice operations; and (iii) $0.7 million for fiscal 2006 resulting from a restructuring plan associated with the Company’s CareCentrix operations.

Restructuring and integration costs for the fourth quarters and fiscal 2007 and 2006 were reflected as follows for segment reporting purposes (dollars in millions):

	4th Quarter		Fiscal Year
	2007	2006	2007	2006
Home Health	$0.1	$0.6	$0.6	$2.3
CareCentrix	—	—	—	0.7
Other Related Services	—	0.9	0.1	0.9
Corporate expenses	0.2	1.8	1.7	3.8

Total	$0.3	$3.3	$2.4	$7.7

B)	A special item — further described in Note 2 above — relating to a Medicare cost report settlement of $1.9 million for fiscal 2006, was reflected in the Home Health segment.

Excluding the items described in Notes 6A and 6B above, EBITDA for the fourth quarters of 2007 and 2006 would have been $25.6 million and $22.3 million, respectively, and for fiscal 2007 and 2006 would have been $102.1 million and $75.1 million, respectively.

7)	Depreciation and amortization reflected amortization of identifiable intangible assets of $1.0 million and $3.9 million, respectively, for the fourth quarter and fiscal 2007, and $0.9 million and $3.3 million, respectively, for the fourth quarter and fiscal 2006.

8)	Interest expense, net, included interest expense on a term loan, fees associated with a $75 million revolving credit facility and amortization of debt financing costs, net of interest income.
9)	The Company’s effective tax rate was 37.4% and 40.9% for the fourth quarter and fiscal 2007, respectively, and 35.9% and 36.4% for the fourth quarter and fiscal 2006, respectively. The impact of the adoption of SFAS 123(R) resulted in an increase in the Company’s effective tax rate of 2.0% and 2.3% in the fourth quarter and fiscal 2007, respectively, and 3.8% and 3.5% in the fourth quarter and fiscal 2006, respectively. In addition, the recognition of state net operating loss carryforwards and the release of certain tax reserves resulted in decreases in the Company’s effective tax rate of 4.3% and 1.6% in the fourth quarter and fiscal 2007, respectively, and 6.4% and 6.2% in the fourth quarter and fiscal 2006, respectively.

Forward-Looking Statement

Certain statements contained in this news release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” “assumes,” “trends” and similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon the Company’s current plans, expectations and projections about future events. However, such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others: the Company’s ability to successfully execute its growth strategy; the impact of significant indebtedness on the Company’s liquidity and its ability to meet the requirements of its creditors; general economic and business conditions; demographic changes; changes in, or failure to comply with, existing governmental regulations; legislative proposals for healthcare reform; changes in Medicare and Medicaid reimbursement levels; effects of competition in the markets in which the Company operates; liability and other claims asserted against the Company; ability to attract and retain qualified personnel; availability and terms of capital; loss of significant contracts or reduction in revenues associated with major payer sources; ability of customers to pay for services; business disruption due to implementation of new business systems, or due to natural disasters or terrorist acts; a material shift in utilization within capitated agreements; and changes in estimates and judgments associated with critical accounting policies and estimates. For a detailed discussion of certain of these and other factors that could cause actual results to differ from those contained in this news release, please refer to the Company’s various filings with the Securities and Exchange Commission (SEC), including the “Risk Factors” section contained in the Company’s annual report on Form 10-K for the year ended December 31, 2006.

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